EXHBIT 99.B


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MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
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INTRODUCTION

Horizon Bancorp, Inc., ("Horizon") is a multi-bank holding company headquartered in Beckley, West Virginia. Horizon engages in commercial banking activities and provides financial and trust services to individuals and commercial customers primarily in Fayette, Greenbrier, Pocahontas, Raleigh, Summers, Cabell, Wayne, and Lincoln Counties of West Virginia.

The following discussion and analysis is provided to assist readers of the consolidated financial statements in understanding the operating performance of Horizon. This discussion should be read in conjunction with the December 31, 1997 consolidated financial statements and the accompanying notes to the financial statements included in the 1997 annual report.

Throughout the following discussion, dollars are expressed in thousands, except per share data.


RESULTS OF OPERATIONS

Horizon reported consolidated net income for the first six months of 1998 of $7,324, or $0.80 per share (diluted). For the six months ended June 30, 1997, net income was $6,754, or $0.73 per share (diluted). Net income for the three months ended June 30, 1998 was $3,700 or $0.40 per share (diluted), compared with $3,512 or $0.38 per share (diluted) for the second quarter of 1997.

Return on average assets (ROA) measures the effectiveness of the utilization of assets to produce net income while return on average equity (ROE) measures income earned compared with the amount of shareholders' investment. For the six months ended June 30, 1998, Horizon's ROA was 1.40%, compared to 1.44% for the six months ended June 30, 1997. For the six months ended June 30, 1998, Horizon's ROE totaled 12.77%, compared to 12.24% for the six months ended June 30, 1997.


NET INTEREST INCOME

Net interest income is Horizon's largest source of earnings. Net interest income is influenced by the volume and relative yield of earning assets and cost of interest-bearing liabilities and the relative sensitivity of such assets and liabilities to changes in interest rates. Net interest income is presented and discussed on a fully tax-equivalent basis in the following discussion.

Net interest income, on a fully taxable equivalent basis, increased $487 or 2.08% from $23,384 in the first six months of 1997 to $23,871 for the first six months of 1998. It is noted that interest income increased $3,245 or 8.52% while interest expense increased $2,758 or 18.73%. The increase in interest income resulted from an increase in volume and changes in the mix of earning assets. Average loans, Horizon's highest yielding assets, increased $101,269 or 15.73% during the six months ended June 30, 1998, from the same period of 1997. For the six months ended June 30, 1998, average investment securities declined $21,602 or 9.19% from the previous period of 1997. The decline in investment securities was used to fund a portion of the loan growth. In addition, average federal funds sold increased $21,569 or 504.07% during the periods analyzed primarily due to growth of deposits.

The following table summarizes the composition of average interest-earning assets and average interest-bearing liabilities, along with the related income or expense and the weighted average yield or cost of such funds.

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
                                                                                       NET INTEREST MARGIN
                                                                  -----------------------------------------------------------------
                                                                            JUNE 30, 1998                     JUNE 30, 1997
                                                                  -----------------------------------------------------------------
                                                                    AVERAGE     INCOME/     YIELD/   AVERAGE      INCOME/    YIELD/
                                                                    BALANCES    EXPENSE      COST    BALANCES     EXPENSE     COST
                                                                  --------------------------------   ------------------------------
ASSETS
Interest-earning assets:
   Federal funds sold                                             $   25,848     $   708      5.5%   $  4,279      $   114     5.3%
   Investment securities (3):                                             --
    Taxable                                                          150,215       4,803      6.4%    172,213        5,696     6.6%
    Tax exempt (1)                                                    63,252       2,381      7.5%     62,856        2,486     7.9%
                                                                  --------------------------------   ------------------------------
                                  Total investment securities        213,467       7,184      6.7%    235,069        8,182     7.0%
                                                                  --------------------------------   ------------------------------
Total loans (1), (2)                                                 744,870      33,462      9.0%    643,601       29,813     9.3%
                                                                  --------------------------------   ------------------------------
                     Total earning assets and interest income        984,185      41,354      8.4%    882,949       38,109     8.6%

Noninterest earning assets:
  Cash and due from banks                                             33,130                           28,997
  Premises and equipment                                              17,030                           16,665
  Other assets                                                        21,259                           22,262
  Less: Allowance for loan losses                                    (10,311)                         (10,114)
                                                                  ----------                         --------
                                                 Total assets     $1,045,293                         $940,759
                                                                  ==========                         ========

LIABILITIES & SHAREHOLDERS' EQUITY
Interest bearing liabilities:
  Demand deposits                                                 $  151,213     $ 1,954      2.6%   $128,168      $ 1,750     2.7%
  Savings deposits                                                   164,600       2,516      3.1%    174,748        2,638     3.0%
  Time deposits                                                      426,183      11,774      5.5%    374,412        9,860     5.3%
                                                                  --------------------------------   ------------------------------
                              Total interest bearing deposits        741,996      16,244      4.4%    677,328       14,248     4.2%

Short-term borrowings                                                 42,966         917      4.3%     25,075          477     3.8%
Long-term borrowings                                                   7,767         322      8.3%         --           --     0.0%
                                                                  --------------------------------   ------------------------------
      Total interest bearing liabilities and interest expense        792,729      17,483      4.4%    702,403       14,725     4.2%
                                                                  --------------------------------   ------------------------------

Noninterest bearing liabilities:
  Demand deposits                                                    117,568                          115,746
  Other                                                               20,257                           12,278
                                                                  --------------------------------   ------------------------------
                                            Total liabilities        930,554                          830,427
                                                                     -------                          -------
Shareholders' equity                                                 114,739                          110,332
                                                                     -------                          -------
                   Total liabilities and shareholders' equity     $1,045,293                         $940,759
                                                                  ==========                         ========

Net interest income                                                              $23,871                           $23,384
                                                                                 =======                           =======
Spread                                                                                        4.0%                             4.4%
                                                                                              ===                              ===
Net interest margin                                                                           4.9%                             5.3%
                                                                                              ===                              ===

(1) Fully taxable equivalent using 35%.
(2) Nonaccrual loans are included in average balances.
(3) Average balances of available-for-sale securities are stated at fair value.


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Horizon's net interest margin for the six months ended June 30, 1998, decreased
40 basis points from the net interest margin for the six months ended June 30, 1997. Average interest-bearing liabilities increased $90,326 or 12.86% from $702,403 at June 30, 1997, to $792,729 at June 30, 1998. The increase is a result of a $23,045 or 17.98% increase in interest-bearing demand deposits and an increase of $51,771 or 13.83% in average certificates of deposit coupled with a decrease of $10,148 or 5.81% in regular savings. A notable change in the mix of interest-bearing deposits occurred in 1998 when compared to 1997. These changes are due to the introduction of new products and a more rate sensitive customer in today's market. Average short-term borrowings increased $17,891 or 71.35% due to management's efforts in developing relationships with commercial customers using the repurchase agreement or sweep product. Average long-term borrowings increased $7,767 or 100% from the same period in 1997 as a result of the acquisition of Beckley Bancorp, Inc. during the third quarter of 1997.


ALLOWANCE FOR LOAN LOSSES

At June 30, 1998, the allowance for loan losses as a percentage of total loans decreased to 1.29% from 1.44% at December 31, 1997. Net charge-offs were $1,999 for the six months ended June 30, 1998, compared to net recoveries of $49 for the same period in 1997. The increase in net charge-offs was primarily due to losses incurred from indirect originations by an auto dealer who was engaged in fraudulent activities, an increase in consumer charge-offs, and growth in the loan portfolio. Management feels the majority of the losses due to the dealer's fraudulent activities have been realized. The provision for loan losses increased $166 or 15.09% from $1,100 for the period ended June 30, 1997 to $1,266 for the six months ended June 30, 1998.

For the three months ended June 30, 1998, Horizon's provision for loan losses increased $157 or 39.25% to $557 compared to $400 for the same period in 1997. Management feels the provision is adequate to maintain the allowance at the current level which is supported by Horizon's internal monitoring system.

Total nonperforming loans were 1.34% of total loans at June 30, 1998, an increase from the 1.01% at December 31, 1997. Nonperforming loans increased $2,860 or 39% at June 30, 1998, from the $7,334 reported at December 31, 1997. The increase was primarily due to two commercial loans being placed in nonaccrual status during the first quarter of 1998. Presently, adequate protection payments are being made on both loans. Restructured loans totaled $538 at June 30, 1998. Collateral on these loans have been sold or leased with the payments assigned to the restructured loans. Management believes that established reserves for problem loans are adequate to cover potential loss exposure on these loans. At June 30, 1998, nonperforming assets were 1.03% of total assets, an increase from the 0.78% at December 31, 1997.

Other real estate totaled $567 at June 30, 1998, and represented a decrease of $49 or 7.95% from $616 at December 31, 1997. Management anticipates no significant difficulty in disposing of other real estate and believes that no significant losses exist in this nonearning asset category.


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
                                                                     ANALYSIS OF ASSET
                                                                         QUALITY
                                                                 ---------------------------
                                                                 JUNE 30,       DECEMBER 31,
                                                                   1998             1997
                                                                 ---------------------------
Nonaccruing loans                                                $ 5,001           $4,043
Loan ninety days past due and accruing interest                    4,655            3,291
Restructured loans                                                   538               --
                                                                 ------------------------
                              Total nonperforming loans           10,194            7,334
Other real estate owned                                              567              616
                                                                 ------------------------
                             Total nonperforming assets          $10,761           $7,950
                                                                 ========================
Nonperforming loans to total loans                                  1.34%            1.01%
Nonperforming assets to total assets                                1.03%            0.78%
Allowance for loan losses to nonperforming loans                   95.98%          143.40%


NONINTEREST INCOME

Noninterest income is primarily of a fee nature and includes service charges on deposits, trust department income and a variety of miscellaneous transactions. Total noninterest income increased $577 or 20.89% for the six months ended June 30, 1998, as compared to the six months ended June 30, 1997. The increase is primarily due to an increase of $285 or 15.29% in service charges and fees coupled with a $278 or 29.76% increase in other income. Increases in service charges and fees are a result of the introduction of new products and an improved collection percentage. Increases in other income are related to increases in secondary market fees of $49 or 272%, gains on sale of loans of $60 or 429%, increases in miscellaneous income of $52 or 56.52%, and a $92 or 21.40% increase in trust income.

Noninterest income increased $259 or 18.15% from a total of $1,427 for the three months ended June 30, 1997, to a total of $1,686 for the three months ended June 30, 1998. The previous discussion of the increase in service charges and fees and other income apply equally to the second quarter discussion.


NONINTEREST EXPENSE

Noninterest expense is frequently referred to as overhead, that is, the cost of normal operations. Horizon's noninterest expense for the six months ended June 30, 1998, increased $513 or 3.81% over the six months ended June 30, 1997.
The overall increase consists of increases in equipment expense of $236, other expenses of $241, salaries and employee benefits expense of $166 and outside data processing costs of $74. These increases were offset by decreases in net occupancy expense of $72 and advertising expense of $132.

Noninterest expenses for the three months ended June 30, 1998 increased $389 or 5.62% from $6,921 for the three months ended June 30, 1997. The previous discussion of the changes in other expense apply equally to the second quarter discussion.


IMPACT OF YEAR 2000

Management has initiated a Company-wide program to assess the need to modify or replace all or portions of its information systems to enable the proper processing of transactions relating to the Year 2000 and beyond. Most of Horizon's core data and item processing systems, telecommunication systems, auxiliary and critical support system services are contracted through major nationally prominent vendors. Primary exposure for Horizon resides in its dependence upon these third party providers for services. Horizon has initiated formal communications with all of its significant outside vendors and suppliers to determine the extent to which Horizon's systems are vulnerable to these parties' ability to remediate their own Year 2000 issues. Management anticipates completing its analysis during 1998 and to be Year 2000 compliant by December 31, 1998. Horizon has completed a comprehensive Year 2000 Contingency Plan and Testing Plan and will begin Phase I testing of core applications with its third party service provider the week of August 17, 1998. There is no guarantee that the systems of other companies on which Horizon systems rely will be converted timely and would not have an adverse effect on Horizon's systems. Until a complete analysis of the various alternatives available to the Company is completed, an estimate of the total cost of the Year 2000 project cannot be made. However, management's current assessment is that the overall cost to Horizon of compliance with Year 2000 issues will be immaterial. The costs of the Year 2000 project and the date on which Horizon believes it will be Year 2000 compliant are based upon management's best estimates utilizing numerous assumptions of future events and third party vendor modifications.
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INCOME TAXES

Income tax expense expressed as a percentage of income before income taxes was 34.40% for the six months ended June 30, 1998, compared to 35.27% for the six months ended June 30, 1997.


BALANCE SHEET ANALYSIS

At June 30, 1998, total assets increased $20,226 or 1.98% from the December 31, 1997 total of $1,020,281. Investment securities totaled $209,023 at June 30, 1998, and have decreased $6,395 or 2.97% from the December 31, 1997 total of $215,418. The decrease was attributable to the funding of loan growth through investment security maturities as total loans increased $31,677 or 4.35% for the six months ended June 30, 1998. The increase in loans was due primarily to more favorable economic conditions in the market area and management's willingness to increase its market share through lending activities.

Total deposits at June 30, 1998 were $861,506 and have increased $20,199 or 2.40% from the December 31, 1997 total of $841,307. Non-interest bearing deposits increased $6,886 or 6.07% while interest bearing deposits increased $13,313 or 1.83%. At June 30, 1998, short and long-term borrowings approximated $43,704 and $5,972 compared to $42,642 and $7,102, respectively at December 31, 1997.

Shareholders' equity increased $1,890 or 1.66% from the total at December 31, 1997. The increase was primarily due to the retention of earnings of $3,848 and an increase in unrealized gain on available-for-sale securities of $124, net of an increase in treasury shares purchased of $2,114, from $2,938 at December 31, 1997 to $5,052 at June 30, 1998.


LIQUIDITY AND INTEREST RATE SENSITIVITY

Horizon's liquidity position is believed to be adequate for the availability of funds for loan growth and deposit withdrawals and to provide for other transaction requirements. Liquidity is provided primarily by investments in cash and cash equivalents and maturities of investments and loans. Horizon's liquidity position is monitored regularly, and management is not aware of any trends, commitments or events that are likely to negatively impact liquidity.

Interest rate risk is measured through a static gap analysis and monitored closely by management. Due to Horizon's stable core deposit base, management has been able to effectively manage interest rate risk without the use of derivative products.


CAPITAL RESOURCES AND DIVIDENDS

Average shareholders' equity when expressed as a percentage of average total assets equaled 10.98% on June 30, 1998, a decrease from the 11.56% reported at December 31, 1997. The primary capital ratio, which includes equity plus the allowance for loan losses, was 11.97% on June 30, 1998, and has decreased slightly from the 12.08% reported on December 31, 1997. The Federal regulatory agencies have adopted risk-based capital guidelines, and Horizon continues to be well above the minimum guidelines for all risk-based ratios.

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In the first quarter 1998, Horizon entered into two credit agreements with unrelated parties to provide long-term financing. These agreements, in addition to those noted in Note 9 of the 1997 Annual Report, provide revolving lines of credit of $15,000 to Horizon. As of June 30, 1998, $5,900 was outstanding.

Horizon does not anticipate any material capital expenditures in 1998. Earnings from subsidiary bank operations are expected to remain adequate to fund payment of stockholders' dividends and normal internal growth. In management's opinion, subsidiary banks have the capability to upstream sufficient dividends to meet normal cash requirements of Horizon.



Pertinent capital ratios were:

                                                                      MINIMUM
                                            JUNE 30    DECEMBER 31   REGULATORY
                                             1998         1997      REQUIREMENTS
                                           -------------------------------------

Shareholders' Equity/Total Assets           11.14%       11.18%          -
Primary Capital Ratio                       11.97%       12.08%          -
Risk-Adjusted Capital
  Total Capital to Risk Weighted Assets     14.63%       16.40%        8.00%
  Tier 1 to Risk Weighted Assets            15.83%       15.20%        4.00%
  Tier 1 to Average Assets                  10.34%       11.10%        3.00%


Management is not aware of any trends, events, or uncertainties, either favorable or unfavorable, which are likely to have a material effect on Horizon's liquidity, capital resources or results of operations. There are no current recommendations by regulatory authorities that, if implemented, would have a material effect on Horizon.